Exhibit 10.1
2012 Executive Performance Incentive Plan
     On September 13, 2011, the Compensation Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) approved the terms of the 2012 Executive Performance Incentive Plan (the “Executive Performance Incentive Plan”). All executive officers and other senior management selected by the Chief Executive Officer will participate in the Executive Performance Incentive Plan. Bonus payments under the Executive Performance Incentive Plan are calculated and paid as follows:
     1. Each participant’s Fiscal 2012 Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:
•	Base Salary — the individual’s base pay during the applicable bonus period.

•	Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation Committee and ranging from 50% to 160%.
     2. Each participant’s Fiscal 2012 Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is equal to (A) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s operating profit before tax (OPBT) as a percentage of revenue for the applicable quarter plus (B) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s revenue growth for the applicable quarter compared to the same quarter in the prior fiscal year.1 The calculations of revenue growth and OPBT as a percentage of revenue are adjustable by the Compensation Committee in its sole discretion to take account of special items, including but not limited to: restructuring-related expense, acquisition- or disposition-related items, non-recurring royalty payments or receipts, and other similar non-cash or non-recurring items. If OPBT is less than 15% of revenue for the applicable quarter, the Bonus Payout Factor shall be zero for that quarter, even if the Company has revenue growth for that quarter. The Bonus Payout Factor can range from 0% to 300%.
     The Compensation Committee adopted the following Bonus Payout Factor tables under the 2012 Executive Performance Incentive Plan:

50% of Bonus Based
on OPBT/Revenue	Bonus Payout Factor
15%	0%
22.5%	100%
31%	200%
36%	300%
50% of Bonus Based

[1]	In order to facilitate a comparison of fiscal quarters for purposes of the revenue growth element of the plan, all 14 week quarters will be normalized to a 13 week quarter.

on Revenue Growth	Bonus Payout Factor
0%	0%
10%	100%
20%	200%
30%	300%
     The Bonus Payout Factor is determined quarterly. For example, if OPBT for a quarter is 22.5% of revenue (which would result in a Bonus Payout Factor of 100% for that element) and revenue growth for the quarter compared to the same quarter in the prior fiscal year was 30% (which would result in a Bonus Payout Factor of 300% for that element), then the Bonus Payout Factor for the quarter would be 200% which is the sum of 50% of the OPBT factor of 100% and 50% of the revenue growth factor of 300%. The Bonus Payout Factor is also used to determine the bonuses paid to all other employees of the Company under the Company’s 2012 Bonus Plan for Employees.
     A participant’s bonus for a quarter shall be equal to the product obtained by multiplying a participant’s Fiscal 2012 Bonus Target for the quarter by the Bonus Payout Factor for that quarter. Each participant’s Fiscal 2012 Bonus Payment can range from zero to three times his or her Fiscal 2012 Bonus Target.
     3. Each participant in the Executive Performance Incentive Plan, other than Ray Stata and Jerald Fishman, is eligible for an additional Individual Payout Factor that can increase the calculated bonus payment by up to 30% based on superior business performance, subject to the 300% Bonus Payout Factor cap. Evidence of superior business performance will include, but is not limited to, overachievement of revenue and profitability goals, and achievement of non-financial results that contributed positively to the performance of the Company. At the end of fiscal year 2012, the Chief Executive Officer will review and assess the performance of each of the eligible participants with respect to his or her goals, and will provide his recommendations regarding each participant’s performance to the Compensation Committee. The Compensation Committee will then, in its discretion, determine whether there is superior performance justifying the application of an Individual Payout Factor.
     4. Fiscal 2012 bonus payments, if any, under the Executive Performance Incentive Plan will be calculated at the end of each fiscal quarter and distributed after the first half and second half of fiscal year 2012. The bonus payment for the first half of Fiscal 2012 will be paid on or before June 30, 2012 and the bonus payment for the second half of Fiscal 2012 will be paid on or before December 31, 2012. In the event that the Compensation Committee determines that a participant should receive an Individual Payout Factor, such amount would be paid to the participant, together with the regular payment, if any, for the second half of fiscal 2012. Therefore, the amount paid after the first half of fiscal year 2012 will be based only on paragraphs 1 and 2 above, while the amount paid after the fiscal year end will be based on paragraphs 1 and 2 above and will also include any amount based on the application of the Individual Payout Factor as described in paragraph 3 above.

     5. Executives are eligible for a bonus payment with respect to their first full fiscal quarter of employment, so long as they remain actively employed by the Company on the applicable bonus payment date in June or December. For example, an executive hired during the first quarter would only be eligible for a bonus payment with respect to the second quarter, so long as he or she was still actively employed on the June payment date.